Exhibit 99.2

Impact of Public Health Crisis
An epidemic or pandemic disease outbreak, such as the current COVID-19 outbreak, could cause, is currently causing and could continue to cause, significant disruption to our business operations. Measures taken by governmental authorities and private actors to limit the spread of this virus are interfering with the ability of the Company’s employees, suppliers, and customers to conduct their functions and business in a normal manner. Further, the demand for advertising across our various segments/platforms is linked to the level of economic activity and employment in the United States. Specifically, our business is heavily dependent on the demand for advertising from consumer-focused companies. The recent and significant dislocation of consumer demand due to social distancing and government interventions (such as lockdowns or shelter in place policies) has caused, and could further cause, advertisers to reduce, postpone or eliminate their marketing spending generally, and on our platforms in particular. Continued or future social distancing, government interventions and/or recessions could have a material adverse effect on our business and financial condition. Moreover, continued or future declines or disruptions due to the COVID-19 outbreak, could adversely affect our business and financial performance. The COVID-19 outbreak has had an impact on certain of the Company’s revenue and alternative revenue sources. Most notably, a number of advertisers across significant advertising categories have reduced advertising spend due to the outbreak, particularly within our radio segment which derives substantial revenue from local advertisers, including in areas currently considered “hotspots” such as Texas, Ohio and Georgia, who have been particularly hard hit due to social distancing and government interventions. Further, the COVID-19 outbreak has caused the postponement of our 2020 Tom Joyner Foundation Fantastic Voyage cruise and impaired ticket sales of other tent pole special events, some of which we had to cancel. We do not carry business interruption insurance to compensate us for losses that may occur as a result of any of these interruptions and continued impacts from the COVID-19 outbreak. Outbreaks in the markets in which we operate could have material impacts on our liquidity, operations including potential impairment of assets, and our financial results.
We anticipate continued decreases in revenues due to the COVID-19 pandemic.  As such we assessed our operations considering a variety of factors, including but not limited to, media industry financial reforecasts for 2020, expected operating results, estimated net cash flows from operations, future obligations and liquidity, capital expenditure commitments and projected debt covenant compliance.  If the Company were unable to meet financial covenant under certain of our outstanding debt covenants, an event of default would occur and the Company’s debt would have to be classified as current, which the Company would be unable to repay if lenders were to call the debt.
To address the matter, the Company proactively implemented certain cost-cutting measures including furloughs, layoffs, salary reductions, other expense reduction (including eliminating travel and entertainment expenses), eliminating discretionary bonuses and merit raises, decreasing or deferring marketing spend, deferring programming/production costs, reducing special events costs, and implementing a hiring freeze on open positions. Further, out of an abundance of caution and to provide for further liquidity given the uncertainty around the pandemic, the Company drew approximately $27.5 million on its ABL Facility (as defined below) on March 19, 2020.  While management estimates that these expense reduction measures, as well as other certain other remedial actions that remain available in the event of sustained or further revenue decline, will be sufficient to provide the Company with adequate liquidity and capacity to maintain covenant compliance, given the unprecedented nature of the pandemic (including the breadth and duration of its economic impact on both business and consumer spending), the extent to which the pandemic impacts our results will depend on future developments, which are highly uncertain and cannot be predicted with complete accuracy.
Support Agreement
In connection with the Company’s offer to all eligible holders of its 7.375% Senior Notes due 2022 (the “Old Notes”) to exchange any and all of their Old Notes for new 8.75% Senior Secured Notes due 2022 (the “New Notes”) (the “Exchange Offer”), the Company has entered into an agreement (the “Support Agreement”), dated as of October 2, 2020 with holders of approximately $260.7 million of the aggregate principal amount of the Old Notes and 74.5% of the outstanding Old Notes (collectively, the “Support Parties”) have agreed, subject to the terms and conditions of the Support Agreement, to, among other things, properly tender (and not validly withdraw) all outstanding Old Notes held by each such Support Party and deliver the related consents from holders of the Old Notes to certain proposed amendments to the indenture governing the Old Notes (the “Old Notes Indenture”) to eliminate substantially all of the restrictive covenants and certain of the default provisions contained in the Old Notes Indenture and to enter into a new intercreditor agreement in connection with this Exchange Offer (the “Proposed Amendments”). Accordingly, we expect that holders of at least 74.5% of the aggregate principal amount of the Old Notes will tender their existing Old Notes and deliver their consents to the Proposed Amendments. See “Description of the Support Agreement.”
Unsecured Term Loan Amendment
In connection with the Exchange Offer, the Unsecured Term Loan, dated December 4, 2018, by and among the Company, the Lenders party thereto from time to time and Wilmington Trust, National Association, as Administrative Agent (the “Unsecured Term Loan” or “2018 Credit Facility”), will be amended with the following amendment provisions effective at the settlement of the Exchange Offer in the following manner:
•	maturity date will be extended by 90 days;
•
Excess cash flow sweep will be reduced to 50%, such as to participate equally with the New Notes; provided that such percentage will increase to 100% in the event of a refinancing of the New Notes; provided further that the excess cash flow sweep will spring back to its original 75% in the event of (a) a refinancing of the New Notes and (b) the Company achieving a to be determined consolidated leverage ratio; and

•
certain debt and restricted payment baskets will be reduced in a manner consistent with the New Notes; provided that such baskets would spring back to their original size in the event of (a) a refinancing of the New Notes and (b) the Company achieving a to be determined consolidated leverage ratio.

In connection with such Unsecured Term Loan amendment, the Company would be obligated to permanently repay $10 million aggregate amount of the Unsecured Term Loan within 90 days of completion of the Exchange Offer.

Net Revenue and Adjusted EBITDA
The Company has four reportable segments: (i) radio broadcasting; (ii) Reach Media; (iii) digital; and (iv) cable television. The Company continues to see sequential improvements in advertising revenues for its radio business. On a same station basis, gross radio advertising revenue for the second quarter of 2020 was down approximately 56%, while gross radio advertising revenue was down approximately 40% and 37% for the months of July and August, respectively, and September is pacing down approximately 13%. Cable TV advertising revenues for the third quarter of 2020 are expected to be almost flat year-over-year, and overall third quarter cable TV revenues are expected to be down by low single-digits percent. The stability of the TV revenues, in conjunction with ongoing cost cutting, is expected to grow third quarter Adjusted EBITDA for the cable TV segment in the mid-to-high teens percentage. Reach Media and the digital segment have also performed relatively better than the radio stations, with digital revenues expected to be up mid-single digits percent for the third quarter of 2020, while also effecting significant cost cuts. In addition, income from the Company’s investment in the MGM National Harbor Casino, which reopened on June 29, 2020, has been strong despite the mandatory reduced occupancy limits. July gaming revenue was down approximately 14%, and August was down only approximately 4% year over year. While consolidated net revenue is expected to be down in the high-teens percentage for the third quarter of 2020, Adjusted EBITDA is expected to be flat to up low single-digits percent year over year. The Company's preliminary estimated monthly revenue and expectations for third quarter revenue and Adjusted EBITDA have been prepared by and are the responsibility of management, reflect management’s estimates based solely upon information available to us as of the date of this offering memorandum and are not a comprehensive statement of the Company's financial or operating results. Actual results remain subject to the completion of the Company's normal quarter-end accounting processes and procedures.
Adjusted EBITDA consists of net (loss) income plus (1) depreciation and amortization, income taxes, interest expense, noncontrolling interests in income of subsidiaries, impairment of long-lived assets, stock-based compensation, (gain) loss on retirement of debt, gain on sale-leaseback, employment agreement, incentive plan award expenses and other compensation, contingent consideration from acquisition, severance-related costs, cost method investment income, less (2) other income and interest income. Adjusted EBITDA includes the results of all four of our operating segments (radio broadcasting, Reach Media, digital and cable television).
Distribution
On August 21, 2020, AT&T signed an agreement to make CLEO TV available on its DirecTV, AT&T TV and AT&T TV Now platforms by the end of the year, which will bring CLEO TV’s total distribution to approximately 32 million.
At-the-Market Offering
On August 18, 2020, the Company entered into an Open Market Sales Agreement with Jefferies LLC (“Jefferies”) under which the Company may offer and sell, from time to time at its sole discretion, (the “Current ATM Program”) shares of its Class A common stock, par value $0.001 per share (the “Class A Shares”) up to an aggregate offering price of $25,000,000. Jefferies is acting as sales agent for the Current ATM Program. In August 2020, the Company issued 2,859,276 of its Class A Shares at a volume weighted average price of $5.39 for $14.9 million of net proceeds after associated fees and expenses. While the Company still has Class A Shares available for issuance under the Current ATM Program, the Company may also enter into new ATM programs and issue additional common stock from time to time under those new programs.
Cash and Liquidity
As of September 24, 2020, the Company had $101.5 million of cash on hand and $892.8 million of debt outstanding (face value), including $27.5 million drawn under the Company’s asset-backed credit facility (the “ABL Facility”).
The Company anticipates it will be in compliance with all of its covenants under the credit agreement, dated as of April 18, 2017, by and among the Company, various lenders therein and Guggenheim Securities Credit Partners, LLC, as administrative agent and the 2018 Credit Facility for the remainder of the year.